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As filed with the Securities and Exchange Commission on December 1, 2003

Registration No. 333-110111

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WJ Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3663 (Primary Standard Industrial Classification Code Number)	94-1402710 (I.R.S. Employer Identification No.)

401 River Oaks Parkway, San Jose, California 95134, (408) 577-6200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael R. Farese, Ph.D.
Chief Executive Officer and President
WJ Communications, Inc.
401 River Oaks Parkway
San Jose, California 95134
(408) 577-6200
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

With copies of all communications to:

Darrell C. Smith, Esq.
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, Florida 33602
(813) 229-7600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Primary Offering:
Common Stock, Par Value $0.01 per share(4)	2,000,000	$5.60	$11,200,000	$906

Secondary Offering:
Common Stock	13,000,000	$5.60	$72,800,000	$5,890

Total	15,000,000	$5.60	$84,000,000	$6,796(5)

(1)
There are being registered hereunder up to 2,000,000 shares of common stock, which may be sold by the registrant and up to 13,000,000 shares of common stock, which may be sold by selling stockholders from time to time pursuant to this registration statement.
(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Registrant's common stock on The Nasdaq National Market on October 27, 2003.
(3)
Calculated by multiplying 0.00008090 by the proposed maximum aggregate offering price.
(4)
If the Registrant elects to effect an "at-the-market offering" of equity securities, as such term is defined pursuant to Rule 415(a)(4)(iv) of the Securities Act of 1933 (the "Securities Act"), the aggregate amount of voting stock issuable pursuant to this registration statement with respect to such an offering will be limited to that which is permissible under Rule 415(a)(4) (10% of the aggregate market value of the Registrant's outstanding voting stock held by non-affiliates of the Registrant).
(5)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion Dated December 1, 2003

Prospectus

2,000,000 Shares

WJ COMMUNICATIONS, INC.

Common Stock

13,000,000 Shares of Common Stock
Offered by Selling Stockholders

        This prospectus includes a general description of the shares of common stock, we may issue from time to time. You should read this prospectus and each prospectus supplement carefully before you invest.

        We may sell up to 2,000,000 shares of our common stock under this prospectus. In addition, the selling stockholders named in this prospectus may sell up to 13,000,000 shares of our common stock. The shares of common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

        Our common stock is traded on the Nasdaq National Market, under the symbol "WJCI." On November 26, 2003, the last reported sale price for our stock was $4.39 per share.

        Investing in our common stock involves risks that are described in the section entitled "Risk Factors" beginning page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The date of this prospectus is                        , 2003

About this Prospectus

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf registration process, we may offer from time to time shares of common stock, up to an aggregate number of 2,000,000 shares in one or more offerings. In addition, the selling stockholders named in this prospectus may sell up to 13,000,000 shares of our common stock. This prospectus provides you with a general description of the common stock we and/or the selling stockholders may offer. Each time we and/or the selling stockholders offer common stock, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell the common stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

        Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "WJ Communications" refer to WJ Communications, Inc., a Delaware corporation, and not to the selling stockholders.

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PROSPECTUS SUMMARY

        This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

WJ Communications, Inc.

        We are a radio frequency ("RF") semiconductor company providing radio frequency product solutions worldwide to communications equipment companies and service providers. We design, develop and manufacture innovative, high quality products for both current and next generation wireless and wireline networks, defense and homeland security systems and RF identification systems. Our products are comprised of advanced, highly functional RF semiconductors, components and integrated assemblies which address the RF challenges of these various systems. Our commercial communications products are used by telecommunication and broadband cable equipment manufacturers supporting and facilitating mobile communications, enhanced voice services, data and image transport.

        We believe our core expertise and years of experience in semiconductor technology, coupled with our RF design, integration, and internal and outsourced manufacturing capabilities allows us to compete effectively in our markets. By applying our sophisticated integration expertise to high level assembly design, we are able to develop cost-effective high performance products suitable for volume manufacturing. We are in the process of implementing a fully outsourced business model utilizing third-party foundries for our manufacturing needs which we believe will provide us with significant advantages when completed. We are committed to being a technology leader and product development innovator within the commercial communications market.

        Our principal executive offices are located at 401 River Oaks Parkway, San Jose, California 95134 and our telephone number at such address is (408) 577-6200. Our Internet address is www.wj.com and we make our filings with the Securities and Exchange Commission available from our Website free of charge. Information contained on our Website is not part of this prospectus.

The Securities We May Offer

        With this prospectus, we may offer common stock, and the selling stockholders named in this prospectus may sell shares of our common stock. The aggregate number of shares of common stock that we may offer with this prospectus will not exceed 2,000,000 shares. In addition, the selling stockholders named in this prospectus may sell up to 13,000,000 shares of our common stock. Each time we and/or the selling stockholders offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the offering.

        Fox Paine Capital Fund, L.P. and The Watkins Trust are the selling stockholders named in this prospectus. Fox Paine Capital Fund, L.P., together with its affiliates, beneficially owns approximately 64.2% of our common stock. Additionally, our directors W. Dexter Paine, III, Robert N. Lowe and Wray T. Thorn are affiliated with Fox Paine. The Watkins Trust owns approximately 6.2% of our common stock. A co-trustee and beneficiary of the Watkins Trust is Dr. Dean A. Watkins. Dr. Watkins was one of our co-founders and was our former chairman of the board and former executive officer through January 31, 2000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section of this prospectus entitled "Risk Factors" as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risks that May Affect Future Results" that appears in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2003 and other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled "Risk Factors" in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

 RISK FACTORS

        You should carefully consider the risks described below and risks contained in any accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus and the prospectus supplement before making an investment decision in our securities. These risk factors are effective as of the date of this prospectus and the applicable prospectus supplement and shall be automatically amended through our future filings incorporated herein by reference. The risks and uncertainties described below are not the only ones we face and there may be additional risks that we do not presently know of or that we currently deem immaterial. All of these risks may impair our business operations. The forward-looking statements in this prospectus, in the applicable prospectus supplement, and in the documents incorporated herein by reference involve risks and uncertainties and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have experienced substantial declines in sales and increases in operating losses and we anticipate additional future losses.

        Our sales for 2000, 2001, 2002 and the nine months ended September 28, 2003 were $115.8 million, $62.2 million, $40.2 million and $20.1 million, respectively. This significant decrease in sales was due primarily to sharply reduced end-customer demand in many of the communications end-markets, which our products address. We incurred operating losses of $27.7 million in 2000, $38.0 million in 2001, $52.5 million in 2002 and $13.6 million in the nine months ended September 28, 2003.

        We expect that reduced end-customer demand, and other factors will continue to adversely affect our operating results in the near term and we anticipate incurring additional losses in the future. In order to return to profitability, we must achieve substantial revenue growth and we currently face an environment of uncertain demand in the markets our products address. We cannot assure you as to whether or when we will return to profitability or whether we will be able to sustain such profitability, if achieved.

We operate in the highly cyclical semiconductor industry which has experienced significant fluctuations in supply and demand.

        The semiconductor industry is highly cyclical and has historically experienced significant fluctuations in supply and demand for products. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand of end-customers, production overcapacity, high inventory levels and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past and may experience such downturns in the future. The most recent downturn, which began in the fourth quarter of 2000, has been severe and prolonged, and it is uncertain when any significant recovery will occur. Future downturns in the semiconductor industry may also be severe and prolonged. Future downturns in the semiconductor industry, or any failure of the industry to recover fully from its recent downturn, could seriously impact our revenues and harm our business, financial condition and results of operations.

        During the 1990s and continuing into 2000, the semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of the internet and other computing and communications technologies. During 2001, we—like many of our customers and competitors—were adversely affected by a general economic slowdown and an abrupt decline in demand for products. The terrorist attacks of September 11, 2001 also further depressed economic activity and demand for products. The impact of slowing demand has been compounded by higher than normal levels of product inventories among our customers, resulting in increasing pricing pressure. We expect that factors including, but not limited to, specific market conditions, general economic conditions, economic uncertainty and downturns relating to the threat or actual occurrence of armed international conflict or terrorist attacks, reduced end-customer demand for products, underutilization of our manufacturing capacity and changes in our revenue mix could materially and adversely impact our operating results in the near term.

We depend solely on Richardson Electronics, Ltd. for distribution of our RF semiconductor products and a small number of customers account for a high percentage of our sales and the loss of, or a reduction in orders from, a significant customer could result in a reduction of sales.

        Richardson Electronics, Ltd. is the sole worldwide distributor of our complete line of RF semiconductor products. This sole distributor is our largest semiconductor customer and our sales to Richardson Electronics, Ltd. represent 42% of our semiconductor sales for the nine months ended September 28, 2003 and 52%, 32% and 31% in 2002, 2001 and 2000, respectively. We cannot assure you that this exclusive relationship will improve sales of our semiconductor products or that it is the most effective method of distribution. If this sole distributor fails to successfully market and sell our products, our semiconductor sales could materially decline. Our agreement with this distributor does not require it to purchase our products and is terminable at any time. If this distribution relationship is discontinued, our RF semiconductor sales could materially decline.

        We depend on a small number of customers for a majority of our sales. We currently have two customers, Richardson Electronics, Ltd. and Lucent Technologies, which each accounted for more than 10% of our sales and in aggregate accounted for 70% of our sales for the nine months ended September 28, 2003. Sales to our 10% customers accounted for 62%, 71%, 72% of our sales in December 31, 2002, 2001 and 2000 respectively, including sales to their respective manufacturing subcontractors. In addition, most of our sales result from purchase orders or from contracts that can be cancelled on short-term notice. Moreover, it is possible that our customers may develop their own products internally or purchase products from our competitors. We expect that our key customers will continue to account for a substantial portion of our revenue in the remainder of 2003 and in 2004. The loss of or a reduction in orders from a significant customer for any reason could cause our sales to decrease.

Our quarterly operating results may fluctuate significantly. As a result, we may fail to meet or exceed the expectations of securities analysts and investors, which could cause our stock price to decline.

        Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet our publicly stated guidance or the expectations of securities analysts or investors, our stock price may decline. For example, in late 2002 and early 2003, we publicly announced revised lowered expectations of financial results for certain periods. Subsequent to such announcements, the trading price of our common stock declined significantly. Factors that can contribute to fluctuations in our operating results include:

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  the timing and size of customer orders;

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  the rescheduling, reduction or cancellation of significant customer orders;

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  the ability of our customers to manage their inventories;

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  our gain or loss of a key customer;

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  changes in the volume of our product sales and pricing concessions on volume sales;

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  the qualification, availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

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  the timing and success of the introduction of new products and technologies by us and our competitors, and the acceptance of our new products by our customers;

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  the acceptance of our new products by our customers;

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  the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification;

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  the rate of which our present and future customers and end users adopt our technologies in our target markets;

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  fluctuations in the manufacturing yields of our fabrication facilities or of any third-party semiconductor foundries we outsource to and other problems or delays in the fabrication, assembly, testing or delivery of our products;

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  the availability and pricing of third-party semiconductor foundry and assembly and test capacity and raw materials;

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  cost and expense of outsourcing our semiconductor manufacturing;

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  changes in our product mix or customer mix;

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  the level of orders received that we can ship in a fiscal quarter;

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  the availability and affordability of raw materials;

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  recognition of non-recurring revenue generated from life-time buys of discontinued products or settlements of contract cancellations for orders containing inventory protection clauses;

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  the eventual actual cost of our abandonment of our leased facilities; and

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  our ability to sublease the excess space we abandoned in our leased facilities.

Due to the factors discussed above, you should not rely on quarter-to-quarter comparisons of our operating results as indicators of our future performance.

Under our realigned manufacturing strategy, we will be increasingly dependent upon third parties for the manufacture of our products.

        As we transition to a complete outsourcing business model, we will obtain an increasing portion of our wafer requirements from outside wafer fabrication facilities, known as foundries. There are significant risks associated with our reliance on third-party foundries, including:

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  the ability of the outsourced foundries to complete the transfer of our semiconductor production processes;

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  the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

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  limited control over product delivery schedules, quality assurance and control, manufacturing yields and production costs; and

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  the unavailability of, or delays in obtaining, access to key fabrication process technologies.

        We have no long-term contracts with any foundry and we do not have a guaranteed level of production capacity at any foundry. The ability of each foundry to provide wafers to us is limited by its available capacity and our foundry suppliers could provide that limited capacity to its other customers. In addition, our foundry suppliers could reduce or even eliminate the capacity allocated to us on short notice. Moreover, such a reduction or elimination is possible even after we have submitted a purchase order. If we choose to use a new foundry, it typically takes several months to complete the qualification process before we can begin shipping products from the new foundry.

        The foundries we use may experience financial difficulties or suffer damage or destruction to their facilities. If these events or any other disruption of wafer fabrication capacity occur, we may not have a second manufacturing source immediately available. We may therefore experience difficulties or delays in securing an adequate supply of our products, which could impair our ability to meet our customers' needs and have a material adverse effect on our operating results. In the event of these types of delays, we cannot assure you that the required alternate capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternate wafer production capacity is available, we may not be able to obtain it on favorable terms, which could result in a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through foundry or similar arrangements with others.

        In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries to experience from time to time lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers' demands for our products on a timely and cost-effective basis.

        We cannot be certain that we will be able to maintain our good relationships with our existing foundries. In addition, we cannot be certain that we will be able to form relationships with other foundries as favorable as our current ones. Moreover, transferring from our internal fabrication facility or our existing foundries to another foundry, could require a significant amount of time and loss of revenue, and we cannot assure you that we could make a smooth and timely transition. If foundries are unable or unwilling to continue to supply us with these semiconductor products in required time frames and volumes or at commercially acceptable costs, our business may be harmed.

The amount and timing of revenue from newly designed semiconductors is often uncertain.

        Once a manufacturer of communications equipment has designed a supplier's semiconductor into its products, the manufacturer may be reluctant to change its source of semiconductors due to the significant costs associated with qualifying a new supplier and potentially redesigning its product. Accordingly, our failure to achieve design wins with equipment manufacturers, which have chosen a competitor's semiconductor, could create barriers to future sales opportunities with these manufacturers.

        We have announced a significant number of new semiconductor products and design wins for new and existing semiconductors. Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, a design win is solely an expression of interest by potential customers in purchasing our products and is not supported by binding commitments of any nature.

        After we have developed and delivered a semiconductor product to a customer, the customer will usually test and evaluate our product prior to designing its own equipment to incorporate our product. Our customer may need three to six months or longer to test, evaluate and adopt our semiconductors and an additional three to nine months or more to begin volume production of equipment that incorporates our semiconductors. Moreover, in light of the significant economic slow down in the telecommunications sector, it may take significantly longer than three to nine months before customers commence volume production of equipment incorporating some of our semiconductors. Due to this lengthy sales cycle, we may experience significant delays from the time we increase our expenses for research and development and sales and marketing efforts and make investments in inventory until the time that we generate revenue from these products. It is possible that we may never generate any revenue from these products after incurring such expenditures. Even if a customer selects our semiconductors to incorporate into its equipment, we have no assurances that the customer will ultimately market and sell its equipment or that such efforts by our customer will be successful. The delays inherent in our lengthy sales cycle increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. In addition, our business, financial condition and results of operations could be materially and adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products.

        Our ability to develop and deliver new semiconductor products successfully will depend on various factors, including our ability to:

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  accurately predict market requirements and evolving industry standards;

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  accurately define new products;

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  timely complete and introduce new product designs;

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  timely qualify and obtain industry interoperability certification of our products and the products of our customers into which our products will be incorporated;

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  obtain sufficient foundry capacity;

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  successfully outsource the manufacturing of the new products;

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  shift our products to smaller geometry process technologies to achieve lower cost and higher levels of design integration; and

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  gain market acceptance of our products and our customers' products.

If we are unable to respond to the rapid technological changes taking place in our industry, our existing products could become obsolete and we could face difficulties making future sales, or as a result of rights to return, our revenues could be reduced.

        The markets in which we compete are characterized by rapidly changing technologies, evolving industry standards and frequent improvements in products and services. If the technologies supported by our products become obsolete or fail to gain widespread acceptance, as a result of a change in industry standards or otherwise, we could face difficulties making future sales.

        We must continue to make significant investments in research and development to seek to develop product enhancements, new designs and technologies on a cost effective basis. If we are unable to develop and/or gain access to and introduce new products or enhancements in a timely and cost effective manner in response to changing market conditions or customer requirements, or if our new products do not achieve market acceptance, our sales could decline. Additionally, initial lower margins are typically experienced with new products under development.

        Our sole distributor has certain rights to return unsold inventory. We recognize revenue upon shipment of our products, although we establish reserves for estimated returns. There could be substantial product returns for a variety of reasons outside of our control. If our reserves are insufficient to account for these returns or if we are unable to resell these products on a timely basis at similar prices, our revenues may be reduced. Because the market for our products is rapidly evolving, we may not be able to resell returned products at attractive prices or at all.

Our existing and potential customers operate in an intensely competitive environment and our success will depend on the success of our customers.

        The companies in our target markets face an extremely competitive environment. Some of the products we design and sell are customized to work with specific customers' systems. If the companies with whom we establish business relations are not successful in building their systems, promoting their products, including new revenue-generating services, receiving requisite approvals and accomplishing the many other requirements for the success of their businesses, our growth will be limited. Furthermore, our customers may have difficulty obtaining parts from other suppliers causing these customers to cancel or delay orders for our products. In addition, we have limited ability to foresee the competitive success of our customers and to plan accordingly.

If the broadband cable and wireless communications markets fail to grow or they decline, our sales may not grow or may decline.

        Our future growth depends on the success of the broadband cable and wireless communications markets. The rate at which these markets will grow is difficult to predict. These markets may fail to grow or decline for many reasons, including:

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  insufficient consumer demand for broadband cable or wireless products or services;

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  the inability of the various communications service providers to access adequate capital to build their networks;

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  inefficiency and poor performance of broadband cable or wireless communications services compared to other forms of broadband access; and

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  real or perceived security or health risks associated with wireless communications.

        Throughout the last two years and the first nine months of 2003, the demand for telecom equipment has been very soft. This weakness in demand is currently projected to continue throughout the remainder of 2003 and potentially beyond based on customer forecasts for the purchase of our products. If the markets for our products in broadband cable or wireless communications decline, fail to grow, or grow more slowly than we anticipate, the use of our products may be reduced and our sales could suffer.

If we or our outsourced manufacturers fail to accurately forecast component and material requirements, we could incur additional costs or experience product delays.

        We use rolling forecasts based on anticipated product orders to determine our component requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary products and/or components and materials. Lead times for components and materials that we, or our outsourced manufacturers, order can vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components. To the extent that we rely on outsourced manufacturers, many of these factors will be outside of our direct managerial control. For substantial increases in production levels, our outsourced manufacturers and some suppliers may need six months or more lead time. As a result, we may be required to make financial commitments in the form of purchase commitments. We lack visibility into the finished goods inventories of our customers and the end-users. This lack of visibility impacts our ability to accurately forecast our requirements. If we overestimate our component, material and outsourced manufactured requirements, we may have excess inventory, which would increase our costs. An additional risk for potential excess inventory results from our volume purchase commitments with certain material suppliers, which can only be reduced in certain circumstances. Additionally, if we underestimate our component, material, and outsourced manufactured requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers. Any of these occurrences would negatively impact our sales and profitability. We have incurred, and may in the future incur, charges related to excess and obsolete inventory. While these charges may be partially offset by subsequent sales of previously written-down inventory, there can be no assurance that any such sales will be significant. As we broaden our product lines we must outsource the manufacturing of or purchase a wider variety of components. In addition, new product lines contain a greater degree of uncertainty due to a lack of visibility of customer acceptance and potential competition. Both of these factors will contribute a higher level of inventory risk in our near future.

We depend on outsourced manufacturers and on single or limited source suppliers for some of the key components and materials in our products, which makes us susceptible to shortages or price fluctuations that could adversely affect our operating results.

        We typically purchase our components and materials through purchase orders, and we have no guaranteed supply arrangements with any of our suppliers. We currently purchase several key components and materials used in our products from single or limited source suppliers. In the event one of our sole source suppliers or outsourced manufacturers are unable to deliver us products or unwilling to sell us material components this could have a significant adverse effect on our operations. Additionally, we or our outsourced manufacturers may fail to obtain required products and components in a timely manner in the future. We may also experience difficulty identifying alternative sources of supply for the components used in our products or products we obtain through outsourcing. We would experience delays if we were required to test and evaluate products of potential alternative suppliers or products we obtain through outsourcing. Furthermore, financial or other difficulties faced by our outsourced manufacturers, or suppliers or significant changes in demand for the components or materials they use in the products and/or supply to us could limit the availability of those products, components or materials to us. In addition, we utilize overseas vendors in our semiconductor business to provide GaAs wafers, fabricate certain products and package the majority of our products. These vendors are located in Singapore, The Philippines, Malaysia, Taiwan and France. Reliance on overseas vendors subject us to risks and challenges such as:

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  compliance with a wide variety of foreign laws and regulations;

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  changes in laws and regulations relating to the import or export of semiconductor products;

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  legal uncertainties regarding taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

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  political and economic instability in, foreign conflicts involving or the impact of regional and global infectious illnesses (such as the SARS outbreak) on the countries of these manufacturers and subcontractors causing delays in our ability to obtain our product;

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  reduced protection for intellectual property rights in some countries; and

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  fluctuations in freight rates and transportation disruptions.

        Political and economic instability and changes in governmental regulations in these areas as well as the United States could affect the ability of our overseas vendors to supply materials or services. Any interruption or delay in the supply of our required components, materials or services, or our inability to obtain these components, materials or services from alternate sources at acceptable prices and within a reasonable amount of time, could impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

We rely on the significant experience and specialized expertise of our senior management in the RF industry and must retain and attract qualified engineers and other highly skilled personnel in a highly competitive job environment to maintain and grow our business.

        Our performance is substantially dependent on the continued services and on the performance of our senior management and our highly qualified team of engineers, who have many years of experience and specialized expertise in our business. Our performance also depends on our ability to retain and motivate our other executive officers and key employees. The loss of the services of any of our executive officers or of a number of our engineers could harm our ability to maintain and build our business. We have no "key man" life insurance policies.

        Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. If we fail to attract, integrate and retain the necessary personnel, our ability to maintain and build our business could suffer significantly. Additionally, California State law can create unique difficulties for a California based company attempting to enforce covenants not to compete with employees which could be a factor in our future ability to retain key management and employees in a competitive environment.

Our business is subject to the risks of product returns, product liability and product defects.

        Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. The occurrence of errors could result in product returns from and reduced product shipments to our customers. In addition, any failure by our products to properly perform could result in claims against us by our customers. Such failure also could result in the loss of or delay in market acceptance of our products or harm our reputation. Due to the recent introduction of some of our products, we have limited experience with the problems that could arise with these products. If problems occur or become significant, it could result in a reduction in our revenues and increased costs related to inventory write-offs, warranty claims and other expenses which could have a material and adverse affect on our financial condition.

        Our purchase agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provision contained in these agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. Although we maintain $25.0 million of insurance to protect against claims associated with the use of our products, our insurance coverage may not adequately cover all claims asserted against us. In addition, even ultimately unsuccessful claims could result in costly litigation, divert our management's time and resources and damage our customer relationships.

We use a number of specialized technologies, some of which are patented, to design, develop and manufacture our products. Infringement of our intellectual property rights could hurt our competitive position, harm our reputation and cost us money.

        We regard the protection of our copyrights, patents, service marks, trademarks, trade dress and trade secrets as critical to our future success and plan to rely on a combination of copyright, patent, trademark and trade secret law, as well as on confidentiality procedures and contractual provisions, to protect our proprietary rights. We seek patent protection for our unique developments in circuit designs, processes and algorithms. Adequate protection of our intellectual property rights may not be available in every country where our products and services are made available. We intend, as a general policy, to enter into confidentiality and invention assignment agreements with all of our employees and contractors, as well as into nondisclosure agreements with parties with which we conduct business, to limit access to and disclosure of our proprietary information; however, we have not done so on a uniform basis. As a result, we may not have adequate remedies to preserve our trade secrets or prevent third parties from using our technology without authorization. We cannot assure you that all future employees, contractors and business partners will agree to these contracts, or that, even if agreed to, these contractual arrangements or the other steps we have taken to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. If we are unable to execute these agreements or take other steps to prevent misappropriation of our technology or to deter independent development of similar technologies, our competitive position and reputation could suffer and we could be forced to make significant expenditures.

        We regularly file patent applications with the U.S. Patent and Trademark Office and in selected foreign countries covering particular aspects of our technology and intend to prosecute such applications to the fullest extent of the law. Based upon our assessment of our current and future technology, we may decide to file additional patent applications in the future, and may decide to abandon current patent applications. We cannot assure you that any patent application we have filed or will file will result in an issued patent, or, if patents are issued to us, that such patents will provide us with any competitive advantages and will not be challenged by third parties or invalidated by the U.S. Patent and Trademark Office or foreign patent office. Any failure to protect our existing patents or to secure new patents may limit our ability to protect the intellectual property rights that such patents or patent applications were intended to cover. Furthermore, the patents of others may impair our ability to do business.

        We have several registered trademarks and service marks, in the United States and abroad, and are in the process of registering others in the United States. Nevertheless, we cannot assure you that the U.S. Patent and Trademark Office will grant us these registrations. Should we decide to apply to register additional trademarks or service marks in foreign countries, there is no guarantee that we will be able to secure such registrations. The inability to register or decision not to register in certain foreign countries and adequately protect our trademarks and service marks could harm our competitive position, harm our reputation and negatively impact our future profitability.

Claims that we are infringing third-party intellectual property rights may result in costly litigation.

        As a provider of technologically advanced products, we are at particular risk of becoming subject to litigation based on claims that we are infringing the intellectual property rights of others. In the past, we have been subject to claims that some of our products infringe the proprietary rights of third parties. We cannot assure you that we will not be subject to any such claims in the future. Any future similar claims, whether meritorious or not, could be time-consuming to defend, damage our reputation, result in substantial and unanticipated costs associated with litigation and require us to enter into royalty or licensing agreements, which may not be available on acceptable terms or at all.

Due to our utilization of foreign manufacturers and subcontractors, we are subject to international operational, financial and political risks.

        We expect to continue to rely on manufacturers and subcontractors located in Singapore, The Philippines, Malaysia, Taiwan and France. Accordingly, we will be subject to risks and challenges such as:

  •
  compliance with a wide variety of foreign laws and regulations:

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  changes in laws and regulations relating to the import or export of semiconductor products;

  •
  legal uncertainties regarding taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

  •
  political and economic instability in or for foreign conflicts involving the countries of our manufacturers and subcontractors causing delays in our ability to obtain our product;

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  reduced protection for intellectual property rights in some countries; and

  •
  fluctuations in freight rates and transportation disruptions.

        Any of these factors could harm our existing international operations and business.

If the Internet does not continue to expand and broadband access technologies are not deployed to satisfy the increased bandwidth requirements as we anticipate, sales of our products may decline.

        Our future success depends on the continued growth of the Internet as a widely-used medium for commerce and communications, the continuing increase in the amount of data transmitted over communications networks and the growth of broadband communications networks to meet the increased demand for bandwidth. If the Internet does not continue to expand as a widespread communications medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for broadband communications equipment may not continue to develop. Future demand for our products is uncertain and will depend to a great degree on the continued growth and deployment of new broadband communications equipment. If this growth does not continue, sales of our products may decline.

We face intense competition, and, if we do not compete effectively in our markets, we will lose sales and have lower margins.

        The semiconductor industry is intensely competitive in each of the markets we serve and is characterized by:

  •
  rapidly changing technology;

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  swift product obsolescence;

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  manufacturing yield problems;

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  price erosion; and

  •
  limited supplies of components and materials.

        Our end markets are rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Many of our current and potential competitors have substantially greater technical, financial, marketing, distribution and other resources than we have. Price competition is intense and the market prices and margins of products frequently decline after competitors begin making similar products. A number of our competitors may have greater name recognition and market acceptance of their products and technologies. Furthermore, our competitors, or the competitors of our customers, may develop new technologies, enhancements of existing products or new products that offer superior price or performance features. These new products or technologies could render obsolete our products or the systems of our customers into which our products are integrated. If we fail to successfully compete in our markets our business and operating results would be materially and adversely affected.

We may pursue acquisitions and investments in new businesses, products or technologies that involve numerous risks, including the use of cash and diversion of management's attention.

        In the future, we may make acquisitions of and investments in new businesses, products and technologies or we may acquire operations that expand our manufacturing capabilities. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition. Even if we are successful, we may not be able to integrate the acquired businesses, products or technologies into our existing business and products. As a result of the rapid pace of technological change, we may misgauge the long-term potential of the acquired business or technology or the acquisition may not be complementary to our existing business. Furthermore, potential acquisitions and investments, whether or not consummated, may divert our management's attention and require considerable cash outlays at the expense of our existing operations. In addition, to complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could affect our profitability.

Changes in the regulatory environment of the communications industry may reduce the demand for our products.

        The deregulation of the telecommunications industry has resulted in an increased number of service providers. Such increase, coupled with the expanding use of the Internet and data networking by businesses and consumers, has resulted in the rapid growth of the communications industry. This has led and will likely continue to lead to intense competition, short product life cycles, and, to some extent, regulatory uncertainty in and outside the United States. The course of the development of the communications industry is difficult to predict. For example, the delays in governmental approval processes that our customers are subject to, such as the issuance of site permits and the auction of frequency spectrum, have in the past caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by our customers. A reduction in network infrastructure expenditures could negatively affect the sale of our products. Moreover, in the short term, deregulation may result in a delay or a reduction in the procurement cycle because of the general uncertainty involved with the transition period of businesses.

Our future profitability could suffer from known or unknown liabilities that we retained when we sold parts of our company.

        In the recent past, we completed the divestiture of all but our current business. In the transactions in which we sold our other businesses, we generally retained liability arising from events occurring prior to the sale. Some of these liabilities were or have since become known to us, such as the environmental condition of the production facilities we sold. We may have underestimated the scope of these liabilities, and we may become aware of additional liabilities associated with the following in the future:

  •
  ownership of the intellectual property we have sold;

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  the potential infringement by our sold businesses of the intellectual property of others;

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  the regulatory compliance of our sold defense business;

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  export control compliance with respect to our defense products purchased by the United States and foreign governments; and

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  product defect claims with respect to products manufactured by our sold businesses before they were sold.

        If these and any other unknown liabilities and obligations exceed our expectations and established reserves, our future profitability could suffer and our capital needs could increase.

If we fail to comply with environmental regulations we could be subject to substantial fines.

        Two of our former production facilities have significant environmental liabilities for which we have entered into and funded fixed price remediation agreements and obtained cost-overrun and unknown pollution insurance coverage. We cannot assure you that this insurance will be sufficient to cover all liabilities related to these sites. In addition, we are subject to a variety of federal, state and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. In the past, we have been subject to periodic environmental reviews and audits, which have resulted in minor fines. If we fail to comply with these regulations, substantial fines could be imposed on us, and we could be required to suspend production, alter manufacturing processes or cease operations.

If RF emissions pose a health risk, the demand for our products may decline.

        Recent news reports have asserted that some radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. If it were determined or perceived that RF emissions from wireless communications equipment create a health risk, the market for our wireless customers' products and, consequently, the demand for our products could decline significantly.

We may need to raise additional capital in the future through the issuance of additional equity or convertible debt securities or by borrowing money, and additional funds may not be available on terms acceptable to us.

        We believe that the cash, cash equivalents and investments on hand, the cash we expect to generate from operations and borrowings under our line of credit will be sufficient to meet our liquidity and capital spending requirements for at least the next twelve months. However, it is possible that we may need to raise additional funds to fund our activities during and/or beyond that time. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. In addition, even though we many not need additional funds, we may still elect to sell additional equity securities or obtain credit facilities for other reasons. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock.

        It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

  •
  whether we operate on a positive cash flow basis;

  •
  the market acceptance of our products;

  •
  the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

  •
  volume price discounts;

  •
  our business, product, capital expenditure and research and development plans and product and technology roadmaps;

  •
  the levels of inventory and accounts receivable that we maintain;

  •
  capital improvements to new and existing facilities;

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  technological advances;

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  our competitors' response to our products; and

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  our relationships with suppliers and customers.

In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.

There are inherent risks associated with sales to our foreign customers.

        We sell a significant portion of our product to customers outside of the United States. Sales to customers outside of the United States accounted for approximately 32%, 34%, 42% and 53% of our sales in the nine months ended September 28, 2003, and the year ended 2002, 2001 and 2000, respectively. We expect that sales to customers outside of the United States will continue to account for a significant portion of our sales. Although all of our foreign sales are denominated in U.S. dollars, such sales are subject to certain risks, including, among others, changes in regulatory requirements, the imposition of tariffs and other trade barriers, the existence of political, legal and economic instability in foreign markets, language and cultural barriers, seasonal reductions in business activities, our ability to receive timely payment and collect our accounts receivable, currency fluctuations, and potentially adverse tax consequences, which could adversely affect our business and financial results.

You may be unable to recover damages from Arthur Andersen LLP in the event financial information audited by Arthur Andersen LLP included or incorporated in this registration statement and any of our other public filings is determined to contain false statements.

        The Annual Report on Form 10-K, which includes the report of Arthur Andersen on our consolidated balance sheets as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 2001, is incorporated by reference into this registration statement and our previously filed Registration Statements, File Nos. 333-52408 and 333-66244 on Form S-8 (collectively, the "Registration Statements"). After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to incorporate by reference into the Registration Statements its audit report with respect to the financial statements of the Company as of December 31, 2001 and the three years then ended. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits us to file this registration statement and our Form 10-K without such consent from Arthur Andersen. However, as a result, the absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

Risks Related to Our Stock and the Offering

We will have broad discretion over the use of the proceeds to us from this offering and may apply it to uses that do not improve our operating results or the value of your shares.

        We will have broad discretion to use the net proceeds to us from this offering, and you will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering for general corporate purposes, we have not allocated these net proceeds for specific purposes. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of your shares.

Future sales of substantial amounts of our common stock by the selling stockholders or the perception of possible sales, could affect the market price of our common stock.

        Future sales of substantial amounts of our common stock into the public market by the selling stockholders, or perceptions that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

        As of the date hereof, the holders of approximately 70.4% of our outstanding common stock had the right, subject to various conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or for other stockholders. By exercising their registration rights as reflected by this registration statement and selling a large number of shares, these stockholders could cause the price of our common stock to fall. The perception of a large number of shares able to be sold under this registration statement could cause the price of our common stock to fall or preclude our common stock from rising.

        In addition, sales of substantial amounts of common stock by our officers, directors and other stockholders in the public market or otherwise or the awareness that a large number of shares is available for sale, could adversely affect the market price of our common stock. In addition to the adverse effect a price decline would have on holders of our common stock, that decline would impede our ability to raise capital through the issuance of additional shares of common stock or other equity or convertible debt securities.

Sales of a substantial number of shares of our common stock by Fox Paine could result in a change of control of our company or the failure of our common stock to meet Nasdaq minimum bid price requirements, then we could be delisted from the Nasdaq National Market, which would reduce the liquidity of our common stock and inhibit or preclude our ability to raise any needed working capital from equity investors.

        A change of control of our company or a substantial decline in the market value of our common stock could occur if, as discussed elsewhere in these risk factors, substantial sales of our common stock occur by the selling stockholders into the market. A change of control could result in any of the following:

  •
  a change in the composition of our board and its committees;

  •
  a change in strategic direction and/or our policies; and

  •
  a loss of Fox Paine's services to us.

        If we are no longer a "controlled company" as defined by Nasdaq, our board of directors will be required to be composed of a majority of independent directors. There can be no assurance that there will be qualified persons available and willing to serve on our board of directors.

        In addition, Nasdaq's qualification standards require, among other things, that issues apply for initial inclusion on Nasdaq following a change of control. Nasdaq looks at many factors in determining whether a change of control has occurred, including without limitation, changes in the management, board of directors, voting power and ownership of a company. If Nasdaq determines that a change of control has occurred due to sales by Fox Paine, we would need to file a new listing application if we want to maintain our Nasdaq listing. We do not know whether, at the time, if any, that we would file a new listing application with Nasdaq, we would meet the initial listing standards of The Nasdaq National Market. Nasdaq's quantitative listing standards require, among other things, that listed companies maintain a minimum bid price of $1.00. If our bid price falls and remains below $1.00 for at least 30 consecutive trading days, whether due to resales of the underlying shares or otherwise, we may be delisted if we do not regain compliance with the bid price requirement within any applicable grace period.

If our common stock ceases to be listed for trading on the Nasdaq National Market, it may harm our stock price and make it more difficult for you to sell your shares.

        Our common stock is listed on the Nasdaq National Market and the bid price for our common stock has been below $1.00 per share during certain periods. The Nasdaq National Market rules for continued listing require, among other things, that the bid price for our common stock not fall below $1.00 per share for a period of 30 consecutive trading days. During 2003, the per share price of our common stock has traded below the $1.00 per share minimum bid price required to maintain its listing on the Nasdaq National Market. On May 6, 2003, we received a letter from Nasdaq notifying us that the bid price of our common stock did not meet the $1.00 minimum bid price and that we would be given a one hundred and eighty (180) day grace period to regain compliance or face delisting. Nasdaq subsequently notified us on May 30, 2003 that we regained compliance since the closing bid price of our common stock was $1.00 per share or higher for at least ten consecutive trading days during the grace period. Prior to the May 6, 2003 letter, we received a similar letter from Nasdaq on August 16, 2002, notifying us that the bid price of our common stock did not meet the minimum bid price. Following receipt of the August 16, 2002 letter, we were also able to regain compliance within the applicable grace period. Although we have been able to regain compliance in the past, because of the volatility in our common stock price, there can be no assurance that we will be able to maintain compliance in the future. While there are steps we can take to address this situation in the future, including a reverse stock split or share repurchase, we cannot assure you that our stock will maintain such minimum bid price requirement or that we will be able to meet or maintain all of the Nasdaq National Market continued listing requirements in the future. If, in the future, our minimum bid price is again below $1.00 for 30 consecutive trading days, under the current Nasdaq National Market rules we will have a period of 180 days to attain compliance by meeting the minimum bid price requirement for 10 consecutive days during the compliance period.

        Our stockholders recently authorized our board of directors to implement a reverse stock split at their discretion in a range of one for two to one for ten. There can be no assumption that our board will exercise its discretion to effect a reverse stock split. To the extent our stock price falls and our board exercises its discretion to proceed with a reverse stock split, the principal potential risks include:

  •
  There can be no assurance that even if we satisfy the $1.00 per share minimum bid price after any authorized reversed split we would be able to continue to meet the continued listing requirements for inclusion on the Nasdaq National Market;

  •
  There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then market price) after any authorized reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our common stock following the reverse stock split will either equal or exceed the current per share market price;

  •
  There can be no assurance that the market price per new share of our common stock after any authorized reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split;

  •
  Because some investors may view the reverse stock split negatively, there can be no assurance that a reverse stock split will not adversely impact the market price of our common stock;

  •
  If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve or may be adversely impacted;

  •
  A decline in the market price of our common stock after any authorized reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split; and

  •
  A reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares) and stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty effecting sales.

        If our common stock ceases to be listed for trading on the Nasdaq National Market for failure to meet the minimum bid price requirement, we expect that our common stock would be traded on the NASD's Over-the-Counter Bulletin Board unless Nasdaq grants an additional grace period for transfer to Nasdaq's SmallCap Market, which also has a similar $1.00 minimum bid requirement. In addition, our stock could then potentially be subject to the Securities and Exchange Commission's "penny stock" rules, which place additional disclosure requirements on broker-dealers. These additional disclosure requirements may harm your ability to sell your shares if it causes a decline in the ability or willingness of broker-dealers to sell our common stock. We also expect that the level of trading activity of our common stock would decline if it is no longer listed on the Nasdaq National Market or SmallCap Market. As such, if our common stock ceases to be listed for trading on the Nasdaq National Market or SmallCap Market, it may harm our stock price, increase the volatility of our stock price and make it more difficult for you to sell your shares of our common stock.

Our controlling stockholder has the ability to take action that may adversely affect our business, our stock price and our ability to raise capital.

        As of November 26, 2003, Fox Paine & Company, LLC ("Fox Paine") is the indirect beneficial owner of 64.2% of our outstanding share capital. As a result, Fox Paine has and will continue to have control over the outcome of matters requiring stockholder approval, including the power to:

  •
  elect all of our directors and the directors of our subsidiaries;

  •
  amend our charter or by-laws; and

  •
  agree to or prevent mergers, consolidations or the sale of all or substantially all our assets or our subsidiaries' assets.

        Fox Paine also will be able to delay, prevent or cause a change in control relating to us. Fox Paine's control over us and our subsidiaries, and its ability to delay or prevent a change in control relating to us could adversely affect the market price of our common stock.

        Fox Paine's controlling interest could also subject us to a class action lawsuits which could result in substantial costs and divert our management's attention and financial resources from more productive uses. Fox Paine, on September 18, 2002, made a proposal to acquire all of the shares held by unaffiliated stockholders, which was subsequently withdrawn on March 27, 2003. Prior to Fox Paine's withdrawal of such proposal, four lawsuits, three of which were purported class action lawsuits, were filed against us and Fox Paine in connection with such proposal. Among other things, these lawsuits sought an injunction against the consummation of the proposal and an award of unspecified compensatory damages. These lawsuits were voluntarily dismissed after Fox Paine's withdrawal of such proposal without any consideration being required to be paid to the plaintiff's and each party was obligated to bear its own attorney's fees, costs and expenses. We can make no assurance, however, that Fox Paine will not at some point in the future make another proposal regarding us and, if so, what the terms and outcome of such proposal might be. If Fox Paine were in the future to make a proposal involving us then, depending on the terms of such proposal, the resulting transaction could result in litigation which could adversely affect our business or our stock price.

        In addition, Fox Paine receives management fees from us which could influence their decisions regarding us.

        Fox Paine may in the future make significant investments in other communications companies. Some of these companies may be our competitors. Fox Paine and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

        The sale of a substantial number of shares of our common stock by Fox Paine or the perception that such sale could occur, could negatively affect the market price of our common stock and could also materially impair our future ability to raise capital through an offering of securities.

Our stock price is highly volatile.

        The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering in August, 2000, through November 26, 2003, our common stock has traded at prices as low as $0.580 and as high as $59.875 per share. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

  •
  shares sold by the selling stockholders;

  •
  quarter-to-quarter variations in our operating results;

  •
  announcements of technological innovations or new products by our competitors, customers or us;

  •
  general conditions in the semiconductor industry and telecommunications and data communications equipment markets;

  •
  changes in earnings estimates or investment recommendations by analysts;

  •
  changes in investor perceptions; or

  •
  changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.

        In addition, the market prices of securities on the NASDAQ National Market and that of our customers and competitors have been especially volatile. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management's attention and resources from other matters.

We do not expect to pay any dividends for the foreseeable future.

        We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

        Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

        The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules implementing that Act have required changes in some of our corporate governance practices and may require further changes. These new rules and regulations will increase our legal and financial compliance costs, and make some activities more difficult, time-consuming or costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified members of our management team.

USE OF PROCEEDS

        We will use the net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include working capital, capital expenditures, repayment of debt, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Our management will have broad discretion to allocate the net proceeds to uses that it believes are appropriate. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

SELLING STOCKHOLDERS

        The stockholders named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 13,000,000 shares of our common stock. The following table sets forth, as of November 26, 2003, the number of shares of our common stock that the selling stockholders beneficially own and the number of shares being registered for sale by the selling stockholders. The percentage of outstanding shares beneficially owned before the offering is based on 57,673,419 shares of common stock outstanding as of November 26, 2003. The percentage of outstanding shares benefically owned after the offer assumes that all of the shares offered by the selling stockholders under the prospectus have been sold. The term "selling stockholders," as used in this prospectus, includes the holder listed below and its transferees, pledgees, donees, heirs or other successors receiving shares from the holder listed below after the date of this prospectus. The selling stockholders may sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act.

        The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

	Shares of Common Stock Beneficially Owned Before the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Stockholders			Total Shares That May be Offered by Selling Stockholders
	Number	Percent		Number	Percent
Fox Paine Capital Fund, L.P.(1)	37,021,274	64.2%	12,000,000	25,621,274	44.4%
The Watkins Trust(2)	3,600,000	6.2%	1,000,000	2,600,000	4.5%

Total	40,621,274	70.4%	13,000,000	27,621,274	48.9%

(1)
Fox Paine Capital, LLC is the general partner or manager of Fox Paine Capital Fund, L.P., FPC Investors, L.P., WJ Coinvestment Fund I, LLC, WJ Coinvestment Fund II, LLC, WJ Coinvestment Fund III, LLC and WJ Coinvestment Fund IV, LLC and possesses voting and investment power over all shares of common stock held by each of these entities. As of November 26, 2003, Fox Paine Capital Fund, L.P. owns 35,080,129 shares of Common Stock, or 60.8% of the outstanding common stock of the Company. Fox Paine Capital, LLC is not the record owner of any shares of Common Stock. Our Chairman, W. Dexter Paine is a member of Fox Paine Capital, LLC and shares voting power of Fox Paine Capital, LLC. Directors, Wray T. Thorn and Robert N. Lowe, are members of Fox Paine Capital, LLC. Each of Messrs. Paine, Thorn and Lowe disclaims beneficial ownership of the shares of common stock owned by the entities of which Fox Paine Capital, LLC is general partner or manager, except to the extent of his pecuniary interest in those shares. The address of Fox Paine Capital, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P. and Messrs. Fox, Paine, and Thorn is c/o Fox Paine & Company, LLC, 950 Tower Lane, Suite 1150, Foster City, CA 94404.

(2)
The Watkins Trust is a living trust administered under the laws of the state of California. Dean A. Watkins has voting and dispositive power as a co-trustee and beneficiary of the Watkins Trust. Dr. Dean A. Watkins was one of our co-founders and was the chairman of our board of directors at the time of the recapitalization merger, discussed below. In the recapitalization merger, all of the pre-recapitalization stockholders, except for the Watkins Trust, received cash in exchange of their shares of the pre-recapitalization common stock. Pursuant to an agreement entered into with the Watkins Trust at the time of the recapitalization, the Watkins Trust rolled over a major portion of its equity interest in us and entered into the shareholders agreement. Following the recapitalization merger, in April 2000, we changed our name from Watkins-Johnson Company to

  WJ Communications, Inc. The address of the Watkins Trust is c/o WJ Communications, Inc. 401 River Oaks Parkway, San Jose, California 95134.

        This prospectus covers the resale of shares of our common stock by the selling stockholders listed in the table above. We are registering the shares covered by this prospectus pursuant to a shareholders' agreement between us and certain stockholders, including Fox Paine Capital Fund, L.P., and the Watkins Trust which obligates us to register the shares upon their demand and/or include their shares if we file a registration statement.

        On January 31, 2000 prior to our IPO, Fox Paine Capital Fund, L.P., an investment fund managed by Fox Paine & Company, LLC, acquired shares of our common stock in an all cash merger between FP-WJ Acquisition Corp. and us, then called Watkins-Johnson Company (the "Recapitalization Merger"). Fox Paine Capital Fund, L.P. is an affiliate of ours. Dexter Paine, our Chairman, is a managing member of Fox Paine Capital, LLC and directors, Robert N. Lowe and Wray T. Thorn, are also members of Fox Paine Capital, LLC.

Management Agreement

        As part of the Recapitalization Merger, we entered into a management agreement with Fox Paine & Company, LLC ("Fox Paine"). Since the Recapitalization Merger, and for each subsequent year, we are obligated to pay Fox Paine a fee in the amount of 1% of our net income before interest expense, interest income, income taxes, depreciation and amortization and equity in earnings (losses) of minority investments, calculated without regard to the fee. In exchange for its management fee, Fox Paine assists us with its strategic planning, budgets and financial projections and helps us identify possible strategic acquisitions and recruit qualified management personnel. Fox Paine also assists in customer and supplier relationships on our behalf and consults with us on various matters including tax planning and public relations strategies, economic and industry trends and executive compensation. Due to the loss we incurred in 2001, no management fee was paid to Fox Paine for the year ended December 31, 2002 and no management fee has been paid to Fox Paine during the nine months ended September 28, 2003. We have agreed to reimburse Fox Paine for its expenses incurred in providing these services. We paid Fox Paine approximately $5,800, $82,000 and $25,000 for the reimbursement of expenses incurred by Fox Paine for the nine months ended September 28, 2003 and the years ended December 31, 2002 and December 31, 2001, respectively.

        Fox Paine will continue to provide management services under this agreement until its affiliates no longer own shares of our common stock or are no longer represented on our board of directors. The management agreement with us is similar to those entered into between Fox Paine and each of the other companies acquired by Fox Paine's affiliates. In connection with this agreement, we have agreed to indemnify Fox Paine against various liabilities that may arise as a result of the management services it will perform for us.

PLAN OF DISTRIBUTION

        We may sell shares of our common stock, and the selling stockholders may sell shares of our common stock, through underwriters, agents, dealers, or directly to one or more purchasers. Any participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers. We and the selling stockholders may distribute the common stock from time to time in one or more transactions, including block transactions and transactions on The Nasdaq National Market or any other organized market where the securities may be traded. The common stock may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

        We may permit the selling stockholders or their transferees, pledgees, donees, heirs or other successors to sell our common stock pursuant to this prospectus in conjunction with an offering by us. If selling stockholders sell our common stock pursuant to this prospectus, a prospectus supplement will set forth information required by the SEC rules and regulations regarding the selling stockholders. Selling stockholders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act, including pursuant to written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, provided they meet the criteria and conform to the requirements of Rule 144.

        The prospectus supplement for the common stock we and/or the selling stockholders sell will describe that offering, including:

  •
  the identity of any underwriters, dealers or agents who purchase common stock, as required;

  •
  the amount of common stock sold, the public offering price and consideration paid, and the proceeds we and/or the selling stockholders will receive from that sale;

  •
  the place and time of delivery for the common stock being sold;

  •
  whether or not the common stock will trade on any securities exchanges or The Nasdaq National Market;

  •
  the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

  •
  any other material terms of the distribution of common stock.

Use of Underwriters, Agents and Dealers

        We and/or the selling stockholders may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling stockholders will execute an underwriting agreement with those underwriters relating to the common stock that we and/or the selling stockholders will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. To the extent we intend to engage in an at the market underwritten offering we will file a post-effective amendment to name any underwriter that will participate in such an offering of our common stock. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

        We and/or the selling stockholders may authorize underwriters to solicit offers by institutions to purchase the common stock subject to the underwriting agreement from us and/or the selling stockholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling stockholders sell the common stock under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation. In addition, each delayed delivery contract, when issued, will contain definite fixed price and quantity terms. The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than it will not violate applicable law, and in the event that the underlying securities are also being sold to underwriters at the time of performance under the delayed delivery contract, the conditions that those securities are in fact sold to those underwriters.

        Underwriters may sell the common stock to or through dealers. Alternatively, we and/or the selling stockholders may sell the common stock in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such common stock to the public at varying prices to be determined by the dealers at the time of the resale.

        We and/or the selling stockholders may also sell the common stock offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of the common stock who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling stockholders to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of the common stock if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

        In connection with the sale of the common stock offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling stockholders or from purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from the common stock offered with this prospectus.

        Selling stockholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Specifically, underwriters may sell a greater amount of common stock than they are obligated to purchase under an underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the amount of common stock available for purchase by the underwriters under their option to purchase additional common stock. An underwriter can close out a covered short sale by exercising its option to purchase additional common stock or purchasing the common stock in the open market. In determining the source of common stock to close out a covered short sale, an underwriter will consider, among other things, the open market price of common stock compared to the price available under the over-allotment option. Underwriters may also sell common stock in excess of the over-allotment option, creating a naked short position. Underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. Underwriters are not required to engage in these activities, and may end any of these activities at any time. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the common stock in the market. All of the foregoing may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

        We and/or the selling stockholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

        With this prospectus, we may offer up to 2,000,000 shares of our common stock. In addition, the selling stockholders named in this prospectus may sell up to 13,000,000 shares of our common stock.

        The following summary is a description of the material terms of our common stock and does not purport to be complete. You should read our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. For information regarding how you can receive copies of these documents, please see "Where You Can Find Additional Information."

General

        Our authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share and 10 million shares of preferred stock. As of November 26, 2003, we had 57,673,419 shares of common stock outstanding.

Common Stock

        Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, to share ratably in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Shares of common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. All outstanding shares of common stock are, and the shares of common stock sold in the offerings will be when issued, fully paid and nonassessable.

Preferred Stock

        Our charter authorizes our board of directors to issue shares of preferred stock in one or more series and to determine, by resolution, the voting powers, and designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in each series (which our board of directors may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both. Although our board of directors has no present plans to do so, it could issue one or more series of preferred stock, without stockholder approval, that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Charter Provisions

        The board of directors currently consists of eight members. Our certificate of incorporation and bylaws provide that our directors serve until his or her successor shall be elected and qualified. In addition, our certificate of incorporation and bylaws provide that the board of directors may, from time to time, fix the number of directors constituting the board of directors, and only the directors are permitted to fill vacancies on the board of directors.

        Our certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by law. Our certificate of incorporation includes provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

        Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders shall be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called by the chairperson of the board or the president or by a resolution of the board of directors.

        Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws do not require a greater percentage. In addition, our restated certificate of incorporation and bylaws provide that the board of directors shall have the power to amend or repeal our bylaws.

Action by Written Consent

        Under the Delaware General Corporation Law, unless the certificate of incorporation expressly prohibits action by the written consent for stockholders, any action required or permitted to be taken by our stockholders at a duly called annual or special meeting of stockholders may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. Our certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Fox Paine, as current holder of 64.2% of our total voting power is able to take any stockholder action without holding a stockholder meeting. So long as Fox Paine continues to hold greater than 50% of the voting power of our common stock, it will be able to take stockholder action without holding a stockholder meeting. We intend, however, to hold annual stockholder meetings.

Change of Control

        We are not subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, to effect various business combinations with us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our certificate of incorporation and bylaws exclude us from the restrictions imposed under Section 203.

        The provisions of the certificate of incorporation and bylaws discussed above could make it more difficult or discourage a proxy contest or the acquisition of control of a substantial block of our stock or the removal of any incumbent member of the board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of WJ Communications, even though such an attempt might be beneficial to WJ Communications and our stockholders.

Reverse Stock Split Authorization

        On July 15, 2003, in connection with concerns regarding the continued listing of our common stock on the Nasdaq National Market, at our annual meeting our stockholders authorized our board of directors to implement a reverse stock split at their discretion in a range of one for two to one for ten. There can be no assurance that our board will not exercise this discretion and implement the reverse stock split in the future.

Registration Rights

        On January 31, 2000, we entered into a Shareholders' Agreement with Fox Paine Capital Fund, L.P., investors affiliated with Fox Paine Capital Fund, L.P. and several non-fund investors, including co-investors, the Watkins Trust and some of our employees. Under the shareholders' agreement, subject to limited exceptions:

  •
  Fox Paine Capital Fund, L.P. and its affiliates, as a group, may make up to five demands for registration under the Securities Act of their shares of common stock;

  •
  The Watkins Trust may make one demand for registration under the Securities Act of its shares of common stock; and

  •
  In the event we register any of our equity securities under the Securities Act, or shares of common stock of Fox Paine Capital Fund, L.P. or the Watkins Trust pursuant to a demand registration, each of our other stockholders who are a party to the agreement, may exercise piggyback registration rights to include all or a portion of its shares of common stock in the registration.

        In the event that either Fox Paine Capital Fund and its affiliates or the Watkins Trust makes a demand for registration, we agreed to pay all expenses related to that registration. We have also agreed to indemnify Fox Paine Capital Fund, L.P. and the Watkins Trust against various liabilities associated with such registration.

        The shareholders' agreement also provides that our stockholders who are a party to the agreement will vote their shares in order to ensure that if and to the extent Fox Paine Capital Fund, L.P. owns shares of common stock, Fox Paine Capital Fund, L.P. will be represented on our board of directors.

        In the event that we register any of our equity securities under the Securities Act, our stockholders who are parties to our shareholders' agreement may exercise piggyback registration rights to include all or a portion of their shares of common stock in the registration.

Transfer Agent

        The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock is Mellon Investor Services L.L.C.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered through this prospectus will be passed upon for us by Shumaker, Loop & Kendrick, LLP.

EXPERTS

        The financial statements and related financial statement schedule as of and for the year ended December 31, 2002 incorporated by reference in this prospectus from the Company's Annual Report on form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Our financial statements for the years ended December 31, 2001 and December 31, 2000, which is included or incorporated by reference in this prospectus, were audited by Arthur Andersen LLP, independent accountants, who have ceased operations. Arthur Andersen expressed an unqualified opinion on those financial statements in their report dated January 22, 2002. The report of Arthur Andersen LLP is a copy of a report previously issued by Arthur Andersen, LLP which has not been reissued by Arthur Andersen LLP. After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to incorporate by reference into the Registration Statements its audit report with respect to the financial statements of the Company as of December 31, 2001 and the three years then ended. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits us to file this registration statement and our Form 10-K without such consent from Arthur Andersen. However, as a result, the absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: WJ Communications, 401 River Oaks Parkway, San Jose, California 95134, Attention: Investor Relations, Telephone: (408) 577-6200.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 28, 2003;

  •
  our quarterly report on Form 10-Q for the quarter ended March 30, 2003 filed with the SEC on May 13, 2003;

  •
  our quarterly report on Form 10-Q for the quarter ended June 29, 2003, filed with the SEC on August 12, 2003;

  •
  our quarterly report on Form 10-Q for the quarter ended September 28, 2003, filed with the SEC on October 30, 2003;

  •
  our reports on Form 8-K filed with the SEC on October 31, 2003, October 21, 2003, October 3, 2003, July 22, 2003, June 27, 2003, June 2, 2003, May 8, 2003, April 22, 2003, April 2, 2003 and March 27, 2003;

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 14, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

  •
  all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

        You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find Additional Information" immediately above.

        Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

2,000,000 Shares

WJ COMMUNICATIONS, INC.

Common Stock

13,000,000 Shares of Common Stock
Offered by Selling Stockholders

PROSPECTUS

            , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All expenses of the offering, other than selling discounts, and commissions, will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$6,796
Printing and engraving expenses	$50,000

Accounting fees and expenses	$50,000

Legal fees and expenses	$200,000

NASD Fee	$5,000

Miscellaneous fees and expenses	$25,000

Total	$336,796

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees, agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. Our Certificate of Incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by Delaware law. Further, we may enter into contractual agreements of indemnification with our directors and officers to provide for indemnification to the fullest extent permitted under Delaware law.

        As permitted by Section 102 of the DGCL, our Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        We maintain directors' and officers' liability insurance for the benefit of our directors and certain of our officers.

        The underwriting agreement for the Registrant's initial public offering provides that the underwriters will indemnify the officers, directors and controlling persons of the Registrant against specified liabilities, including liabilities arising under the Securities Act, the Exchange Act or other federal or state laws.

        See also the undertakings set out in response to Item 17.

Item 16. Exhibits

(a)
Exhibits. The following exhibits are filed with or incorporated by reference into this registration statement.

Exhibit		Description
1.1		Form of Underwriting Agreement (to be filed by amendment).
4.1	*	Certificate of Incorporation. +
4.2	*	Bylaws. ++
4.3	*	Shareholders' Agreement dated as of January 31, 2000, by and among the Registrant, the Parties listed on the Signature pages thereto and certain Stockholders of the Company. +++
5.1		Opinion of Shumaker, Loop & Kendrick, LLP.
23.1		Consent of Shumaker, Loop & Kendrick, LLP, (included in Exhibit 5.1).
23.2		Consent of Deloitte & Touche LLP, Independent Auditors.
24.1		Power of Attorney (included in the signature page of Form S-3 Registration Statement File No. 333-110111, filed on October 30, 2003).

*
Previously filed with SEC.

+
Filed as exhibit 3.1 to the Company's Form S-1/A Registration Statement (Commission File No. 333-38518) filed on July 12, 2000.

++
Filed as exhibit 3.2 to the Company's Form S-1/A Registration Statement (Commission File No. 333-38518) filed on July 12, 2000.

+++
Filed as an exhibit 4.2 to the Company's Form S-1/A Registration Statement (Commission File No. 333-38518) filed on July 26, 2000.

(b)
Financial Statement Schedules.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.

Item 17. Undertakings

        The Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (c)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

        provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(5)
For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California on December 1, 2003.

WJ COMMUNICATIONS, INC.
/s/ MICHAEL R. FARESE Michael R. Farese Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ MICHAEL R. FARESE Michael R. Farese Chief Executive Officer, President and Director	Dated: December 1, 2003
/s/ FRED J. KRUPICA Fred J. Krupica Chief Financial Officer	Dated: December 1, 2003
/s/ DAVID PULVINO David Pulvino Principal Accounting Officer	Dated: December 1, 2003
/s/ W. DEXTER PAINE, III * W. Dexter Paine, III Director	Dated: December 1, 2003
/s/ ROBERT N. LOWE, JR. * Robert N. Lowe, Jr. Director	Dated: December 1, 2003
/s/ WRAY T. THORN * Wray T. Thorn Director	Dated: December 1, 2003
Stavro E. Prodromou Director
Dag F. Wittusen Director
/s/ BRUCE W. DIAMOND * Bruce W. Diamond Director	Dated: December 1, 2003
/s/ LIANE PELLETIER * Liane Pelletier Director	Dated: December 1, 2003
*By	/s/ MICHAEL R. FARESE Michael R. Farese, Attorney-in-fact

INDEX TO EXHIBITS

(a)
Exhibits. The following exhibits are filed with or incorporated by reference into this registration statement.

Exhibit		Description
1.1		Form of Underwriting Agreement (to be filed by amendment).
4.1	*	Certificate of Incorporation. +
4.2	*	Bylaws. ++
4.3	*	Shareholders' Agreement dated as of January 31, 2000, by and among the Registrant, the Parties listed on the Signature pages thereto and certain Stockholders of the Company. +++
5.1		Opinion of Shumaker, Loop & Kendrick, LLP.
23.1		Consent of Shumaker, Loop & Kendrick, LLP, (included in Exhibit 5.1).
23.2		Consent of Deloitte & Touche LLP, Independent Auditors.
24.1		Power of Attorney (included in the signature page of Form S-3 Registration Statement File No. 333-110111, filed on October 30, 2003).

*
Previously filed with SEC.

+
Filed as exhibit 3.1 to the Company's Form S-1/A Registration Statement (Commission File No. 333-38518) filed on July 12, 2000.

++
Filed as exhibit 3.2 to the Company's Form S-1/A Registration Statement (Commission File No. 333-38518) filed on July 12, 2000.

+++
Filed as an exhibit 4.2 to the Company's Form S-1/A Registration Statement (Commission File No. 333-38518) filed on July 26, 2000.

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TABLE OF CONTENTS
About this Prospectus
PROSPECTUS SUMMARY
WJ Communications, Inc.
The Securities We May Offer
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES TO BE REGISTERED
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS